Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103634-01

SEQUOIA MORTGAGE TRUST 2003-3,

SEQUOIA MORTGAGE TRUST 2003-4, and

SEQUOIA MORTGAGE TRUST 2003-5

Mortgage Pass-Through Certificates

SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor

October 31, 2003

TOTAL GROSS PROCEEDS
SECURITY	PROSPECTUS SUPPLEMENT	OF 10/31/03 OFFERING

Sequoia Mortgage Trust 2003-3 Class X1A Certificate	Dated June 23, 2003 Risk Factors Begin on Page S-10	$74,692,707.32

Sequoia Mortgage Trust 2003-3 Class X1B Certificate

Sequoia Mortgage Trust 2003-3 Class X2 Certificate

Sequoia Mortgage Trust 2003-4 Class 1X1A Certificate	Dated July 24, 2003 Risk Factors Begin on Page S-12

Sequoia Mortgage Trust 2003-4 Class 1X1B Certificate

Sequoia Mortgage Trust 2003-4 Class 1X2 Certificate

Sequoia Mortgage Trust 2003-5 Class X1A Certificate	Dated August 22, 2003 Risk Factors Begin on Page S-10

Sequoia Mortgage Trust 2003-5 Class X1B Certificate

Sequoia Mortgage Trust 2003-5 Class X2 Certificate

     The above referenced securities are being sold by Redwood Trust, Inc., parent of the Depositor, at the price set forth above to Merrill Lynch, Pierce, Fenner & Smith Incorporated for pledge by it to Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”), under an Indenture dated as of October 31, 2003, between Sequoia Mortgage Funding Trust 2003-A and the Trustee.

Company Contact
John Isbrandtsen
(415) 389-7373
john.isbrandtsen@redwoodtrust.com

The prospectus supplements listed in the table above should be read in their entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc.

Consider carefully the risk factors in each of the respective prospectus supplements listed above, which risk factors begin on the respective pages listed above.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplements listed above or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

Supplement dated October 31, 2003
to the respective Prospectus Supplements listed above